Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Receives Expected Nasdaq Notice Regarding Late Filing of Form 10-K

******************************************************************************

SAN ANTONIO—October 20, 2023—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announces that it received a standard notification letter dated October 16, 2023, (the “Nasdaq notice” or “notice”) from the Nasdaq Listing Qualifications Department of Nasdaq notifying the Company that it is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required financial reports with the U. S. Securities and Exchange Commission (“SEC”), for failing to file its Form 10-K for the fiscal year ended June 30, 2023 (the “Form 10-K”) within the prescribed timeframe.

The Nasdaq notice has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. The notice provides that the Company has 60 calendar days from the date of the Nasdaq notice to submit to Nasdaq a plan (the “Compliance Plan”), to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an exception to extend for an additional 180 calendar days from the extended due date of the Form 10-K filing date, or April 10, 2024, to regain compliance. The Company is working on determining whether the establishment of a reserve for certain taxes is required under FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (codified under ASC 740-10). Once this is complete, the Company will diligently work to file its Form 10-K.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and the establishment of a reserve for certain taxes. No assurance can be given that the Form 10-K will be filed within 60 days, or that Nasdaq will continue to list the Company’s Class A common stock. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2022, as amended on September 13, 2022, and May 19, 2023, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

To sign up for news and research on a variety of asset classes, from gold to airlines to digital assets, please click here.

Follow U.S. Global Investors on Twitter by clicking here.

Subscribe to U.S. Global Investors’ YouTube channel by clicking here.